Exhibit 99.1

Not For Release Prior to 1:00 pm PDT,

April 20, 2005

Contact:

Joe Shiffler

Director, Investor Relations &

    Corporate Communications

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Reports Financial Results for First Quarter of 2005

Net Revenues Increased 2 Percent Sequentially; Earnings Were $0.15 Per Diluted Share

SAN JOSE, Calif. – April 20, 2005 – Power Integrations, Inc. (Nasdaq: POWI), the leading supplier of high-voltage analog integrated circuits used in power conversion, today announced its financial results for the quarter ended March 31, 2005.

Net revenues for the quarter totaled $34.4 million, up 2 percent compared to the prior quarter and up 1 percent from the year-ago quarter. Net income for the quarter was $4.7 million, or $0.15 per diluted share, compared to $4.5 million or $0.14 per diluted share in the prior quarter and $5.1 million or $0.16 per diluted share in the year-ago quarter. The company’s results for the first quarter included an adjustment to deferred income on sales to distributors. This adjustment resulted in the recognition of $1.1 million in previously deferred revenue and an increase in net income of $0.4 million, or $0.01 per diluted share.

“Revenues and earnings for the quarter came in ahead of our expectations, and we maintained our gross margin despite a highly competitive business environment,” noted Balu Balakrishnan, president and CEO of Power Integrations. “We are also encouraged by the accelerating global efforts by policy makers to establish standards to improve the energy efficiency of electronic products. We believe that our EcoSmart® technology offers the ideal solution for manufacturers seeking a cost-effective way to meet these energy-efficiency standards.”

Financial Highlights

•	Gross margin for the quarter was 48.3 percent, unchanged from the prior quarter.

•	Operating expenses for the quarter totaled $10.9 million, an increase of 12 percent from the prior quarter. The increase was driven primarily by patent-litigation expenses as well as higher-than-expected audit fees associated with Sarbanes-Oxley 404 compliance. Patent-litigation expenses totaled $0.5 million in the first quarter. Operating margin for the quarter was 16.7 percent, down from 19.4 percent in the prior quarter as a result of the increase in operating expenses.

–more–

•	Cash and investments at March 31, 2005 totaled $122.7 million, down $11.9 million from the end of the prior quarter as a result of the company’s share repurchase program. During the quarter, the company repurchased 1.1 million shares for approximately $20.2 million. In October 2004, the company’s board of directors authorized the repurchase of up to $40 million worth of the company’s shares. To-date, including purchases made subsequent to the end of the first quarter, the company has repurchased a total of 1.8 million shares for an aggregate of approximately $35.2 million.

•	Revenue mix by market for the first quarter was: 31 percent consumer, 30 percent communications, 24 percent computer, 9 percent industrial, and 6 percent other. Product revenue mix for the quarter was 55 percent TinySwitch®-I and TinySwitch–II, 27 percent TOPSwitch®-FX and TOPSwitch-GX, 14 percent TOPSwitch-I and TOPSwitch–II and 4 percent LinkSwitch® and DPA-Switch®.

Operational Highlights

•	In March, Power Integrations was named Grand Champion of the market-ready category of Efficiency Challenge 2004, an international power supply design competition sponsored by the U.S. Environmental Protection Agency and the California Energy Commission. The company’s design for a cordless-phone adapter was recognized for its performance across a variety of criteria, including operating efficiency, no-load power consumption, packaging and cost. The winning power supply utilizes the company’s LinkSwitch integrated circuits with EcoSmart energy-efficiency technology.

•	Power Integrations received 2 U.S. patents and 1 foreign patent during the quarter, bringing the company’s total to 119 U.S. and 82 foreign patents.

Financial Outlook

The company anticipates that its net revenues for the second quarter will be approximately flat compared to first-quarter revenues. Excluding the impact of the deferred revenue adjustment in the first quarter, flat sequential revenue would be equivalent to revenue growth of approximately 3 percent. The company expects that its gross margin for the second quarter will be between 48 percent and 49 percent, and that operating expenses will increase between 2 percent and 4 percent compared to the first quarter. Operating expenses are expected to include about $0.8 million in expenses related to patent litigation. The company expects earnings per share to be in the range of $0.12 to $0.15.

Earnings Conference Call This Afternoon

Power Integrations will hold a conference call this afternoon at 1:30 pm Pacific time to discuss its quarterly results. Members of the investment community may access the call by dialing (877) 407-9210 from within the United States or (201) 689-8049 from abroad. A replay of the call will be available for one week by dialing (877) 660-6853 from within the U.S. or (201) 612-7415 from outside the U.S. The replay may be accessed by entering account number 286 and conference ID number 145701. The call will also be available live and archived on the investor relations page of the Power Integrations Web site, www.powerint.com.

–more–

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as “believe,” “anticipate,” “expect,” “outlook” and other words and phrases that look toward future events or performance. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to: changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; fluctuations in foreign currency exchange rates; and the company’s limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $950 million on their electricity bills since its introduction in 1998. For more information, visit the company’s Web site at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

# # #

POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2005	2004
NET REVENUES	34,416	34,165

COST OF REVENUES	17,779	17,473

GROSS PROFIT	16,637	16,692

OPERATING EXPENSES:

Research and development	4,098	4,152
Sales and marketing	4,018	4,112
General and administrative	2,777	1,579

Total Operating Expenses	10,893	9,843

INCOME FROM OPERATIONS	5,744	6,849

OTHER INCOME, net	654	259

INCOME BEFORE PROVISION FOR INCOME TAXES	6,398	7,108

PROVISION FOR INCOME TAXES	1,663	1,990

NET INCOME	$4,735	$5,118

EARNINGS PER SHARE:
Basic	$0.16	$0.17

Diluted	$0.15	$0.16

SHARES USED IN PER SHARE CALCULATION:
Basic	29,919	30,622

Diluted	30,907	32,757

POWER INTEGRATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,985	$119,596
Short-term investments	6,410	2,750
Accounts receivable	10,156	12,230
Inventories	26,773	25,354
Deferred tax assets	4,022	3,878
Prepaid expenses and other current assets	1,354	2,600

Total current assets	153,700	166,408

PROPERTY AND EQUIPMENT, net	50,591	51,718

INVESTMENTS	11,296	12,211
DEFERRED TAX ASSETS	1,789	1,923
OTHER ASSETS	3,104	3,172

	$220,480	$235,432

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,328	$8,612
Accrued payroll and related expenses	3,715	4,672
Taxes payable	5,647	5,696
Deferred income on sales to distributors	2,868	3,058
Other accrued liabilities	1,279	882

Total current liabilities	20,837	22,920

STOCKHOLDERS’ EQUITY:

Common stock	30	30
Additional paid-in capital	105,291	122,895
Cumulative translation adjustment	(114)	(114)
Retained earnings	94,436	89,701

Total stockholders’ equity	199,643	212,512

	$220,480	$235,432